                                  VILLAGE EAST
                               781 HATHAWAY DRIVE
                 UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 15, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTRE IF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.


                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  VILLAGE EAST
     781 HATHAWAY DRIVE
     UNINCORPORATED AREA OF EL PASO COUNTY, EL PASO COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 137 units with a total of 103,095 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 6.15 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 63% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 15, 2003 is:

                                  ($5,000,000)

                          Respectfully submitted,
                          AMERICAN APPRAISAL ASSOCIATES, INC.

                          /s/ Douglas Needham, MAI

June 28, 2003             Douglas Needham, MAI
#053272                   Managing Principal, Real Estate Group
                          Colorado State Certified General Real Estate Appraiser

                           #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                              TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................................   4
Introduction...............................................................   9
Area Analysis..............................................................  11
Market Analysis............................................................  14
Site Analysis..............................................................  16
Improvement Analysis.......................................................  16
Highest and Best Use.......................................................  17

                                    VALUATION

Valuation Procedure........................................................  18
Sales Comparison Approach..................................................  20
Income Capitalization Approach.............................................  26
Reconciliation and Conclusion..............................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Village East
LOCATION:                        781 Hathaway Drive
                                 Unincorporated area of El Paso County, Colorado

INTENDED USE OF ASSIGNMENT:      Court Settlement

PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate

INTEREST APPRAISED:              Fee Simple Estate

DATE OF VALUE:                   May 15, 2003
DATE OF REPORT:                  June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                          6.15 acres, or 267,894 square feet
  Assessor Parcel No.:           5407407036; 5407407037
  Floodplain:                    Community Panel No. 08041C0754F (March 17,
                                 1997) Flood Zone X, an area outside the
                                 floodplain.
  Zoning:                        R-4 (Planned Development District)

BUILDING:
  No. of Units:                  137 Units
  Total NRA:                     103,095 Square Feet
  Average Unit Size:             753 Square Feet
  Apartment Density:             22.3 units per acre
  Year Built:                    1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                        Square             Market Rent              Monthly       Annual
  Unit Type              Feet         Per Unit        Per SF        Income        Income
------------------------------------------------------------------------------------------
1Bd/1Ba                  610            $570          $0.93         $22,800     $  273,600
2Bd/1Ba                  810            $690          $0.85         $49,680     $  596,160
2Bd/1.5Ba Loft           815            $730          $0.90         $18,250     $  219,000
                                                      Total         $90,730     $1,088,760
==========================================================================================

OCCUPANCY:                         63%
ECONOMIC LIFE:                     45 Years
EFFECTIVE AGE:                     23 Years
REMAINING ECONOMIC LIFE:           22 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                                                    [PICTURE]
EXTERIOR - ENTRANCE                                         EXTERIOR - LANDSCAPE

                                    AREA MAP
                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                NEIGHBORHOOD MAP
                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                     Amount                $/Unit
---------------------                                     ------                ------
Potential Rental Income                                   $1,088,760            $7,947
Effective Gross Income                                    $968,133              $7,067
Operating Expenses                                        $424,472              $3,098              43.8% of EGI
Net Operating Income:                                     $516,262              $3,768

Capitalization Rate                                       9.50%
DIRECT CAPITALIZATION VALUE                               $4,900,000 *          $35,766 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                            10 years
2002 Economic Vacancy                                     27%
Stabilized Vacancy & Collection Loss:                     18%
Lease-up / Stabilization Period                           24 months
Terminal Capitalization Rate                              10.00%
Discount Rate                                             12.50%
Selling Costs                                             2.00%
Growth Rates:
  Income                                                  3.00%
  Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                $4,600,000 *          $33,577 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                    $4,800,000            $35,036 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                      $41,282 to $85,514
  Range of Sales $/Unit (Adjusted)                        $38,481 to $45,410
VALUE INDICATION - PRICE PER UNIT                         $5,300,000 *          $38,686 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                      6.23 to 8.64
  Selected EGIM for Subject                               6.25
  Subject's Projected EGI                                 $968,133
EGIM ANALYSIS CONCLUSION                                  $5,500,000 *          $40,146 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                          $5,400,000 *          $39,416 / UNIT

RECONCILED SALES COMPARISON VALUE                         $5,400,000            $39,416 / UNIT

-----------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                              $5,300,000
  NOI Per Unit                                $5,400,000
  EGIM Multiplier                             $5,500,000
INDICATED VALUE BY SALES COMPARISON           $5,400,000        $39,416 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:               $4,900,000
  Discounted Cash Flow Method:                $4,600,000
INDICATED VALUE BY THE INCOME APPROACH        $4,800,000        $35,036 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:          $5,000,000        $36,496 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 781 Hathaway Drive, Unincorporated area of El Paso County, El Paso County, Colorado. Unincorporated area of El Paso County identifies it as 5407407036; 5407407037.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 15, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Both, Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 15, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:        6 to 12 months
  EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP/IV Associates LTD C/O PWC-Property Tax Group. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Unincorporated area of El Paso County, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Peterson Road
West  - North Powers Boulevard
South - East Platte Avenue
North - Palmer Park Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Agilent Technologies and WorldCom. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                  ----------------------------------------------
        CATEGORY                  1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS         MSA
-------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       6,046           61,694          171,099          538,844
5-Year Population                        6,176           67,756          183,595          595,713
% Change CY-5Y                             2.2%             9.8%             7.3%            10.6%
Annual Change CY-5Y                        0.4%             2.0%             1.5%             2.1%

HOUSEHOLDS
Current Households                       2,317           22,463           65,222          201,086
5-Year Projected Households              2,380           24,576           70,051          223,226
% Change CY - 5Y                           2.7%             9.4%             7.4%            11.0%
Annual Change CY-5Y                        0.5%             1.9%             1.5%             2.2%

INCOME TRENDS
Median Household Income           $     40,186     $     45,294     $     39,316     $     50,108
Per Capita Income                 $     17,423     $     19,000     $     18,736     $     22,841
Average Household Income          $     46,190     $     52,195     $     49,171     $     61,206

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                  ----------------------------------------------
        CATEGORY                  1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS         MSA
---------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              40.64%           34.90%           37.07%           31.26%
5-Year Projected % Renting           37.73%           31.93%           34.69%           29.31%

% of Households Owning               47.67%           55.61%           53.10%           59.98%
5-Year Projected % Owning            50.64%           59.13%           55.90%           62.54%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential Condominiums
South - Residential Condominiums
East  - Apartments
West  - Vacant land

CONCLUSIONS

The subject is well located within the city of Unincorporated area of El Paso County. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Unincorporated area of El Paso County in El Paso County. The overall pace of development in the subject's market is more or less decreasing. Over the last several years there has been ongoing construction in northern Colorado Springs. The Austin Bluffs Apartment project, located on Whetstone Drive, is currently under construction and about 65% complete. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                   Region         Submarket
-------------------------------------------------
 1999                     5.1%             5.4%
 2000                     3.1%             2.8%
 2001                     8.9%             4.7%
 2002                     8.2%             8.2%

{Source:Hendricks & Partners: Apartment Update: Rocky Mountain Region}

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. There is currently an increasing trend in occupancy due to large concessions and a slowing housing market due to economic conditions. Due to the large number of military personnel recently deployed, the Colorado Springs apartment market has suffered over the last several months. The local market, especially in the south end of town, will grow with the return of the personnel.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period             Region            % Change          Submarket            % Change
------------------------------------------------------------------------------------
2001                $693                  -              $ 637                   -
2002                $642               -7.4%             $ 559               -12.2%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                             COMPETITIVE PROPERTIES

No.               Property Name             Units        Ocpy.       Year Built           Proximity to subject
----------------------------------------------------------------------------------------------------------------------
R-1             Dove Tree                    N/A          88%           1980      Approx. 2 miles west of subject
R-2             Pine Creek Village           312          80%           1973      Approx. 3 miles southwest of subject
R-3             Western Hills                0            85%           1975      Adjacent to the east
R-4             Courtyard Estates            176          88%           1975      Approx. 2 miles west of subject
R-5             Greentree Village            214          94%           1985      Approx. 5 miles northwest of subject
Subject         Village East                 137          63%           1973

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                    6.15 acres, or 267,894 square feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
  Community Panel             08041C0754F; 08041C0752F, dated March 17, 1997;
                              March 17, 1997
  Flood Zone                  Zone X; X
Zoning                        R-4, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                                    ------------------------------    TAX RATE /   PROPERTY
PARCEL NUMBER                        LAND      BUILDING    TOTAL      MILL RATE     TAXES
-------------------------------------------------------------------------------------------
5407407036;
5407407037                          $31,990    $331,640   $363,630    $0.06732     $ 24,478

IMPROVEMENT ANALYSIS
 Year Built                   1973
 Number of Units              137
 Net Rentable Area            103,095 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Stucco wall
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              laundry room, and parking area.
 Unit Amenities               Individual unit amenities include a washer dryer
                              connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

Unit Mix:

                                                        Unit Area
Unit Type                 Number of Units                (Sq. Ft.)
------------------------------------------------------------------
1Bd/1Ba                         40                         610
2Bd/1Ba                         72                         810
2Bd/1.5Ba Loft                  25                         815

Overall Condition               Average
Effective Age                   23 years
Economic Life                   45 years
Remaining Economic Life         22 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 137-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                      COMPARABLE                   COMPARABLE
            DESCRIPTION                      SUBJECT                     I - 1                       I - 2
            -----------                      -------                  ----------                   ----------
  Property Name                      VillageEast              Cheyenne Creek              Park Meadows
LOCATION:
  Address                            781 Hathaway Drive       115 West Cheyenne Road      970 Mount Werner Circle

  City, State                        Unincorporated area of   Colorado Springs,           Colorado Springs, Colorado
                                     El Paso                  Colorado
  County                             El Paso County           El Paso County              El Paso County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             103,095                  107,261                     47,179
  Year Built                         1973                     1985                        1984
  Number of Units                    137                      107                         60
  Unit Mix:                          Type              Total   Type                Total   Type                  Total
                                     1Bd/1Ba             40   2Bd/1Ba                34   2Bd/1Ba                  60
                                     2Bd/1Ba             72   2Bd/2Ba                73
                                     2Bd/1.5Ba Loft      25

  Average Unit Size (SF)             753                      1,002                       786
  Land Area (Acre)                   6.1500                   4.4010                      4.0200
  Density (Units/Acre)               22.3                     24.3                        14.9
  Parking Ratio (Spaces/Unit)        1.69                     1.75                        2.00
  Parking Type (Gr., Cov., etc.)     Open, Open Covered       107 Covered                 Open
CONDITION:                           0                        Good                        Average
APPEAL:                              0                        Very Good                   Average
AMENITIES:
  Pool/Spa                           Yes/No                                               No/No
  Gym Room                           No
  Laundry Room                       Yes
  Secured Parking                    No                       No                          No
  Sport Courts                       No                       No                          No

OCCUPANCY:                           63%                      94%                         90%
TRANSACTION DATA:
  Sale Date                                                   June, 2002                  April, 2002
  Sale Price ($)                                              $9,150,000                  $3,100,000
  Grantor                                                     BP Cheyenne Creek Apts      Park Meadows Apartments

  Grantee                                                     115 West Cheyenne Road      Park Meadows Affordable
                                                                                          Housing
  Sale Documentation                                          2100444                     55416
  Verification                                                CoStar Realty               Buyer
  Telephone Number                                            800-204-5960                719-447-9300
ESTIMATED PRO-FORMA:                                            Total $   $/Unit   $/SF      Total $     $/Unit    $/SF
  Potential Gross Income                                      $1,239,540  $11,584  $11.56   $ 405,000    $6,750   $ 8.58
  Vacancy/Credit Loss                                         $   74,372  $   695  $ 0.69   $  40,500    $  675   $ 0.86
  Effective Gross Income                                      $1,165,168  $10,889  $10.86   $ 364,500    $6,075   $ 7.73
  Operating Expenses                                          $  407,809  $ 3,811  $ 3.80   $ 135,011    $2,250   $ 2.86
  Net Operating Income                                        $  757,359  $ 7,078  $ 7.06   $ 229,489    $3,825   $ 4.86
NOTES:
  PRICE PER UNIT                                                         $85,514                       $51,667
  PRICE PER SQUARE FOOT                                                  $ 85.31                       $ 65.71
  EXPENSE RATIO                                                             35.0%                         37.0%
  EGIM                                                                      7.85                          8.50
  OVERALL CAP RATE                                                          8.28%                         7.40%
  Cap Rate based on Pro Forma or Actual Income?                         PRO FORMA                     PRO FORMA


                                              COMPARABLE                   COMPARABLE                    COMPARABLE
            DESCRIPTION                          I - 3                       I - 4                         I - 5
            -----------                       ----------                   ----------                    ----------
  Property Name                      Cedar Crest                   Colony Hills                  Windtree Apartments
LOCATION:
  Address                            2010 Carmel Drive             3950 Patrick Drive            2530 Paragon Drive

  City, State                        Colorado Springs, Colorado    Colorado Springs, Colorado    Colorado Springs, Colorado
  County                             El Paso County                El Paso County                El Paso County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             61,104                        216,000                       209,896
  Year Built                         1968                          1985                          1986
  Number of Units                    78                            216                           260
  Unit Mix:                           Type                  Total   Type                  Total   Type                  Total
                                     1Bd/1Ba                  18   2Bd/1Ba                 216   Studio                   24
                                     2Bd/1Ba                  60                                 1Bd/1Ba                 124
                                                                                                 2Bd/1Ba                 112

  Average Unit Size (SF)             783                           1,000                         807
  Land Area (Acre)                   1.6000                        6.6000                        11.7900
  Density (Units/Acre)               48.8                          32.7                          22.1
  Parking Ratio (Spaces/Unit)        1.05                          1.62                          1.56
  Parking Type (Gr., Cov., etc.)     Open                          Some Covered                  Open
CONDITION:                           Fair                          Good                          Good
APPEAL:                              Fair                          Good                          Good
AMENITIES:
  Pool/Spa                           No/No                                                       Yes/Yes
  Gym Room                                                                                       Yes
  Laundry Room                                                                                   Yes
  Secured Parking                    No                            No                            No
  Sport Courts                       No                            No                            No

OCCUPANCY:                           95%                           93%                           90%
TRANSACTION DATA:
  Sale Date                          January, 2003                 July, 2001                    December, 2001
  Sale Price ($)                     $3,220,000                    $10,500,000                   $18,565,000
  Grantor                            Cedar Creek Investments       Bigelow Colorado II, LLC      ERI II Windtree, Inc.

  Grantee                            Stanley & Robin Douglas       Colony Hills Colorado Springs KKMF Windtree, Inc.
                                                                   Aps, LLC
  Sale Documentation                 11028                         101636                        188335
  Verification                       Buyer's Broker                Christina Soliz (Broker)      Jeff Hawks (Buyers Broker)
  Telephone Number                   303-607-9001                  602-912-1700                  303-572-7700
ESTIMATED PRO-FORMA:                    Total $   $/Unit    $/SF       Total $    $/Unit  $/SF      Total $    $/Unit  $/SF
  Potential Gross Income               $ 536,160  $56,874  $ 8.77     $1,811,808  $8,388  $8.39    $2,387,000  $9,181  $11.37
  Vacancy/Credit Loss                  $  26,808  $   344  $ 0.44     $  126,827  $  587  $0.59    $  238,700  $  918  $ 1.14
  Effective Gross Income               $ 509,352  $ 6,530  $ 8.34     $1,684,981  $7,801  $7.80    $2,148,300  $8,263  $10.24
  Operating Expenses                   $ 203,741  $ 2,612  $ 3.33     $  869,269  $4,024  $4.02    $  751,000  $2,888  $ 3.58
  Net Operating Income                 $ 305,611  $ 3,918  $ 5.00     $  815,712  $3,776  $3.78    $1,522,300  $5,855  $ 7.25
NOTES:
  PRICE PER UNIT                               $41,282                          $48,611                    $71,404
  PRICE PER SQUARE FOOT                        $ 52.70                          $ 48.61                    $ 88.45
  EXPENSE RATIO                                   40.0%                            51.6%                      35.0%
  EGIM                                            6.32                             6.23                       8.64
  OVERALL CAP RATE                                9.49%                            7.77%                      8.20%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                   PRO FORMA                  PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                               IMPROVED SALES MAP
                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $41,282 to $85,514 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $38,481 to $45,410 per unit with a mean or average adjusted price of $42,037 per unit. The median adjusted price is $41,333 per unit. Based on the following analysis, we have concluded to a value of $42,000 per unit, which results in an "as is" value of $5,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

SALES ADJUSTMENT GRID

                                                                         COMPARABLE                         COMPARABLE
      DESCRIPTION                         SUBJECT                          I - 1                               I - 2
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                Village East                      Cheyenne Creek                    Park Meadows

  Address                      781 Hathaway Drive                115 West Cheyenne Road            970 Mount Werner Circle

  City                         Unincorporated area of El Paso    Colorado Springs, Colorado        Colorado Springs, Colorado
  Sale Date                                                      June, 2002                        April, 2002
  Sale Price ($)                                                 $9,150,000                        $3,100,000
  Net Rentable Area (SF)       103,095                           107,261                           47,179
  Number of Units              137                               107                               60
  Price Per Unit                                                 $85,514                           $51,667
  Year Built                   1973                              1985                              1984
  Land Area (Acre)             6.1500                            4.4010                            4.0200
VALUE ADJUSTMENTS                       DESCRIPTION                 DESCRIPTION        ADJ.            DESCRIPTION      ADJ.
  Property Rights Conveyed     Fee Simple Estate                 Fee Simple Estate      0%         Fee Simple Estate    0%
  Financing                                                      Cash To Seller         0%         Cash To Seller       0%
  Conditions of Sale                                             Arm's Length           0%         Arm's Length         0%
  Date of Sale (Time)                                            06-2002                0%         04-2002              0%
VALUE AFTER TRANS. ADJUST.                                              $85,514                              $51,667
($/UNIT)
  Location                                                       Superior             -10%         Comparable            0%
  Number of Units              137                               107                    0%         60                  -10%
  Quality / Appeal             Good                              Superior             -20%         Superior            -10%
  Age / Condition              1973                              1985 / Good          -15%         1984 / Average      -10%
  Occupancy at Sale            63%                               94%                    0%         90%                   0%
  Amenities                    Good                              Comparable             0%         Inferior             10%
  Average Unit Size (SF)       753                               1,002                -10%         786                   0%
PHYSICAL ADJUSTMENT                                                                   -55%                             -20%
FINAL ADJUSTED VALUE ($/UNIT)                                            $38,481                           $41,333

                                      COMPARABLE                          COMPARABLE                         COMPARABLE
      DESCRIPTION                        I - 3                              I - 4                               I - 5
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                Cedar Crest                       Colony Hills                        Windtree Apartments

  Address                      2010 Carmel Drive                 3950 Patrick Drive                  2530 Paragon Drive

  City                         Colorado Springs, Colorado        Colorado Springs, Colorado          Colorado Springs, Colorado
  Sale Date                    January, 2003                     July, 2001                          December, 2001
  Sale Price ($)               $3,220,000                        $10,500,000                         $18,565,000
  Net Rentable Area (SF)       61,104                            216,000                             209,896
  Number of Units              78                                216                                 260
  Price Per Unit               $41,282                           $48,611                             $71,404
  Year Built                   1968                              1985                                1986
  Land Area (Acre)             1.6000                            6.6000                              11.7900
VALUE ADJUSTMENTS                 DESCRIPTION      ADJ              DESCRIPTION      ADJ.              DESCRIPTION        ADJ.
  Property Rights Conveyed     Fee Simple Estate    0%           Fee Simple Estate    0%             Fee Simple Estate      0%
  Financing                    Cash To Seller       0%           Cash To Seller       0%             Cash To Seller         0%
  Conditions of Sale           Arm's Length         0%           Arm's Length         0%             Arm's Length           0%
  Date of Sale (Time)          01-2003              0%           07-2001              5%             12-2001                3%
VALUE AFTER TRANS. ADJUST.              $41,282                           $51,042                              $73,546
($/UNIT)
  Location                     Comparable           0%           Comparable           0%             Superior             -10%
  Number of Units              78                 -10%           216                 5%             260                     5%
  Quality / Appeal             Comparable           0%           Superior           -10%             Superior             -20%
  Age / Condition              1968 / Fair         10%           1985 / Good        -15%             1986 / Good          -15%
  Occupancy at Sale            95%                  0%           93%                  0%             90%                    0%
  Amenities                    Inferior            10%           Inferior             5%             Comparable             0%
  Average Unit Size (SF)       783                  0%           1,000               -5%             807                    0%
PHYSICAL ADJUSTMENT                                10%                              -20%                                  -40%
FINAL ADJUSTED VALUE ($/UNIT)           $45,410                           $40,833                             $44,128

SUMMARY

VALUE RANGE (PER UNIT)             $38,481       TO      $45,410
MEAN (PER UNIT)                    $42,037
MEDIAN (PER UNIT)                  $41,333
VALUE CONCLUSION (PER UNIT)        $42,000

VALUE OF IMPROVEMENT & MAIN SITE                         $5,754,000
  LESS: LEASE-UP COST                                     -$219,000
  PV OF CONCESSIONS                                       -$284,000
VALUE INDICATED BY SALES COMPARISON
APPROACH                                                 $5,251,000
ROUNDED                                                  $5,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                             NOI PER UNIT COMPARISON

COMPARABLE          NO. OF        SALE PRICE                        NOI/             SUBJECT NOI     ADJUSTMENT     INDICATED
    NO.             UNITS         PRICE/UNIT      OAR             NOI/UNIT         SUBJ. NOI/UNIT      FACTOR       VALUE/UNIT
------------------------------------------------------------------------------------------------------------------------------
   I-1                107         $ 9,150,000    8.28%           $  757,359          $  516,262         0.532         $45,527
                                  $    85,514                    $    7,078          $    3,768
   I-2                 60         $ 3,100,000    7.40%           $  229,489          $  516,262         0.985         $50,904
                                  $    51,667                    $    3,825          $    3,768
   I-3                 78         $ 3,220,000    9.49%           $  305,611          $  516,262         0.962         $39,704
                                  $    41,282                    $    3,918          $    3,768
   I-4                216         $10,500,000    7.77%           $  815,712          $  516,262         0.998         $48,507
                                  $    48,611                    $    3,776          $    3,768
   I-5                260         $18,565,000    8.20%           $1,522,300          $  516,262         0.644         $45,956
                                  $    71,404                    $    5,855          $    3,768

           PRICE/UNIT                            VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------------------------------------------------------------
  Low        High     Average    Median     Estimated Price Per Unit                        $   43,000
$39,704    $50,904    $46,120    $45,956    Number of Units                                        137

                                            Value                                           $5,891,000
                                              Less: Lease-Up Cost                          -$  219,000
                                              PV of Concessions                            -$  284,000
                                            Value Based on NOI Analysis                     $5,388,000
                                                                             Rounded        $5,400,000

The adjusted sales indicate a range of value between $39,704 and $50,904 per unit, with an average of $46,120 per unit. Based on the subject's competitive position within the improved sales, a value of $43,000 per unit is estimated. This indicates an "as is" market value of $5,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE        NO. OF       SALE PRICE          EFFECTIVE       OPERATING                         SUBJECT
   NO.            UNITS        PRICE/UNIT         GROSS INCOME      EXPENSE            OER        PROJECTED OER    EGIM
-----------------------------------------------------------------------------------------------------------------------
   I-1              107        $ 9,150,000         $1,165,168       $407,809          35.00%                       7.85
                               $    85,514
   I-2               60        $ 3,100,000         $  364,500       $135,011          37.04%                       8.50
                               $    51,667
   I-3               78        $ 3,220,000         $  509,352       $203,741          40.00%          43.84%       6.32
                               $    41,282
   I-4              216        $10,500,000         $1,684,981       $869,269          51.59%                       6.23
                               $    48,611
   I-5              260        $18,565,000         $2,148,300       $751,000          34.96%                       8.64
                               $    71,404

              EGIM                   VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
------------------------------------------------------------------------------------------
Low    High   Average   Median   Estimate EGIM                                        6.25
                                 Subject EGI                                    $  968,133
6.23   8.64     7.51     7.85

                                 Value                                          $6,050,833
                                   Less: Lease-Up Cost                         -$  219,000
                                   PV of Concessions                           -$  284,000
                                                                                ----------
                                 Value Based on EGIM Analysis                   $5,547,833
                                                                Rounded         $5,500,000

                                               Value Per Unit                   $   40,146

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.84% before reserves. The comparable sales indicate a range of expense ratios from 34.96% to 51.59%, while their EGIMs range from 6.23 to 8.64. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $5,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $5,400,000.

Price Per Unit                                 $5,300,000
NOI Per Unit                                   $5,400,000
EGIM Analysis                                  $5,500,000

Sales Comparison Conclusion                    $5,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 26
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 27
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                          Average
                    Unit Area      --------------------
Unit Type           (Sq. Ft.)      Per Unit      Per SF      %Occupied
----------------------------------------------------------------------
1Bd/1Ba                610           $526         $0.86        67.5%
2Bd/1Ba                810           $639         $0.79        70.8%
2Bd/1.5Ba Loft         815           $732         $0.90        36.0%

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 28
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                  RENT ANALYSIS

                                                                      COMPARABLE RENTS
                                                      -----------------------------------------------
                                                        R-1      R-2       R-3      R-4        R-5
                                                      -----------------------------------------------
                                                                Pine
                                                        Dove    Creek   Western  Courtyard  Greentree
                                                        Tree   Village   Hills   Estates    Village
                                    SUBJECT  SUBJECT
                      SUBJECT UNIT  ACTUAL   ASKING   -----------------------------------------------
DESCRIPTION               TYPE       RENT     RENT                 COMPARISON TO SUBJECT                MIN    MAX   MEDIAN  AVERAGE
                                                      -----------------------------------------------
                                                      Similar  Similar  Similar  Slightly   Slightly
                                                                                 Inferior   Superior
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent          1BD/1BA        $ 526    $ 589    $ 563    $ 540    $ 699     $ 480               $ 480  $ 699   $ 551   $ 570
Unit Area (SF)                         610      610      630      762      668       500                 500    762     649     640
Monthly Rent Per Sq.
Ft.                                  $0.86    $0.97    $0.89    $0.71    $1.05     $0.96               $0.71  $1.05   $0.93   $0.90

Monthly Rent          2BD/1BA        $ 639    $ 689                      $ 769     $ 605     $ 732     $ 605  $ 769   $ 732   $ 702
Unit Area (SF)                         810      810                        833       750       893       750    893     833     825
Monthly Rent Per Sq.
Ft.                                  $0.79    $0.85                      $0.92     $0.81     $0.82     $0.81  $0.92   $0.82   $0.85

Monthly Rent          2BD/1.5BA      $ 732    $ 729    $ 720    $ 690    $ 799                         $ 690  $ 799   $ 720   $ 736
                      LOFT
Unit Area (SF)                         815      815      970      960      916                           916    970     960     949
Monthly Rent Per Sq.
Ft.                                  $0.90    $0.89    $0.74    $0.72    $0.87                         $0.72  $0.87   $0.74   $0.78

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                        Market Rent
                                     Unit Area    ---------------------     Monthly       Annual
Unit Type         Number of Units    (Sq. Ft.)      Per Unit     Per SF     Income        Income
--------------------------------------------------------------------------------------------------
1Bd/1Ba                 40              610          $570        $0.93      $22,800     $  273,600
2Bd/1Ba                 72              810          $690        $0.85      $49,680     $  596,160
2Bd/1.5Ba Loft          25              815          $730        $0.90      $18,250     $  219,000

                                                                 Total      $90,730     $1,088,760
==================================================================================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002      FISCAL YEAR 2003
                           --------------------  --------------------  --------------------  --------------------
      DESCRIPTION                 ACTUAL                ACTUAL                ACTUAL           MANAGEMENT BUDGET
-------------------------  --------------------  --------------------  --------------------  --------------------
                              TOTAL    PER UNIT    TOTAL     PER UNIT     TOTAL    PER UNIT    TOTAL     PER UNIT
                           ----------  --------  ----------  --------  ----------  --------  ----------  --------
Revenues
  Rental Income            $1,063,705  $  7,764  $1,144,403  $  8,353  $1,090,795  $  7,962  $1,044,000  $  7,620

  Vacancy                  $   31,147  $    227  $   82,807  $    604  $  213,500  $  1,558  $  234,000  $  1,708
  Credit Loss/Concessions  $    6,052  $     44  $   58,737  $    429  $   81,620  $    596  $   57,300  $    418
    Subtotal               $   37,199  $    272  $  141,544  $  1,033  $  295,120  $  2,154  $  291,300  $  2,126

  Laundry Income           $    1,734  $     13  $      480  $      4  $    5,358  $     39  $    3,288  $     24
  Garage Revenue           $    7,467  $     55  $    6,105  $     45  $    4,644  $     34  $        0  $      0
  Other Misc. Revenue      $   83,989  $    613  $   85,133  $    621  $   46,472  $    339  $   68,210  $    498
    Subtotal Other Income  $   93,190  $    680  $   91,718  $    669  $   56,474  $    412  $   71,498  $    522

Effective Gross Income     $1,119,696  $  8,173  $1,094,577  $  7,990  $  852,149  $  6,220  $  824,198  $  6,016

Operating Expenses

  Taxes                    $   22,033  $    161  $   25,755  $    188  $   25,141  $    184  $   26,149  $    191
  Insurance                $   13,064  $     95  $   17,875  $    130  $   17,152  $    125  $   18,793  $    137
  Utilities                $   83,881  $    612  $  124,983  $    912  $  109,190  $    797  $  104,340  $    762
  Repair & Maintenance     $   23,408  $    171  $   17,134  $    125  $   30,292  $    221  $   36,720  $    268
  Cleaning                 $    7,837  $     57  $    4,137  $     30  $   16,685  $    122  $        0  $      0
  Landscaping              $   13,585  $     99  $   13,081  $     95  $   14,805  $    108  $   21,965  $    160
  Security                 $    2,247  $     16  $    1,438  $     10  $      125  $      1  $        0  $      0
  Marketing & Leasing      $   34,502  $    252  $   34,967  $    255  $   40,407  $    295  $   45,040  $    329
  General Administrative   $  142,525  $  1,040  $  117,778  $    860  $  106,032  $    774  $  116,480  $    850
  Management               $   56,043  $    409  $   65,177  $    476  $   42,908  $    313  $   42,944  $    313
  Miscellaneous            $    3,205  $     23  $    4,352  $     32  $    1,102  $      8  $        0  $      0

Total Operating Expenses   $  402,330  $ 2,937   $  426,677  $  3,114  $  403,839  $  2,948  $  412,431  $  3,010

  Reserves                 $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0

Net Income                 $  717,366  $  5,236  $  667,900  $  4,875  $  448,310  $  3,272  $  411,767  $  3,006

                                ANNUALIZED 2003
                            ------------------------
      DESCRIPTION                 PROJECTION                  AAA PROJECTION
-------------------------   ------------------------   --------------------------------
                               TOTAL        PER UNIT     TOTAL      PER UNIT       %
                            -----------     --------   ----------  ----------     -----
Revenues
  Rental Income              $1,049,308     $  7,659   $1,088,760  $    7,947     100.0%

  Vacancy                    $  363,228     $  2,651   $  141,539  $    1,033      13.0%
  Credit Loss/Concessions    $   44,972     $    328   $   54,438  $      397       5.0%
    Subtotal                 $  408,200     $  2,980   $  195,977  $    1,430      18.0%

  Laundry Income             $    6,900     $     50   $    5,480  $       40       0.5%
  Garage Revenue             $    3,612     $     26   $    4,795  $       35       0.4%
  Other Misc. Revenue       ($    3,480)   -$     25   $   65,075  $      475       6.0%
    Subtotal Other Income    $    7,032     $     51   $   75,350  $      550       6.9%

Effective Gross Income       $  648,140     $  4,731   $  968,133  $    7,067     100.0%

Operating Expenses

  Taxes                      $   28,156     $    206   $   26,030  $      190       2.7%
  Insurance                  $   18,396     $    134   $   18,495  $      135       1.9%
  Utilities                  $  143,860     $  1,050   $  109,600  $      800      11.3%
  Repair & Maintenance       $   37,324     $    272   $   30,140  $      220       3.1%
  Cleaning                   $   20,416     $    149   $   10,275  $       75       1.1%
  Landscaping                $      512     $      4   $   17,125  $      125       1.8%
  Security                   $        0     $      0   $        0  $        0       0.0%
  Marketing & Leasing        $   53,496     $    390   $   45,210  $      330       4.7%
  General Administrative     $   90,580     $    661   $  116,450  $      850      12.0%
  Management                 $   34,476     $    252   $   48,407  $      353       5.0%
  Miscellaneous              $    3,320     $     24   $    2,740  $       20       0.3%

Total Operating Expenses     $  430,536     $  3,143   $  424,472  $    3,098      43.8%

  Reserves                   $        0     $      0   $   27,400  $      200       6.5%

Net Income                   $  217,604     $  1,588   $  516,262  $    3,768      53.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 18% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 30
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                     CAPITALIZATION RATES
-------------------------------------------------
                  GOING-IN            TERMINAL
              -----------------------------------
               LOW       HIGH      LOW       HIGH
              -----------------------------------
RANGE         6.00%     10.00%    7.00%     10.00%
AVERAGE             8.14%             8.47%
=================================================

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 31
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE     OCCUP.       PRICE/UNIT      OAR
--------------------------------------------------------------------
I-1                   Jun-02         94%          $85,514       8.28%
I-2                   Apr-02         90%          $51,667       7.40%
I-3                   Jan-03         95%          $41,282       9.49%
I-4                   Jul-01         93%          $48,611       7.77%
I-5                   Dec-01         90%          $71,404       8.20%
====================================================================
                                                      High      9.49%
                                                       Low      7.40%
                                                   Average      8.23%
====================================================================

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $4,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 32
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                                                       VILLAGE EAST
------------------------------------------------------------------------------------------------------------------------------
          YEAR                            APR-2004      APR-2005        APR-2006      APR-2007       APR-2008       APR-2009
        FISCAL YEAR                          1             2               3              4              5             6
------------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $ 1,088,760    $ 1,088,760    $ 1,099,648    $ 1,132,637    $ 1,166,616    $ 1,201,615

   Vacancy                              $   338,880    $   210,875    $   142,954    $   147,243    $   151,660    $   156,210
   Credit Loss                          $    54,438    $    54,438    $    54,982    $    56,632    $    58,331    $    60,081
   Concessions                          $   169,332    $   169,332    $         0    $         0    $         0    $         0
                                        --------------------------------------------------------------------------------------
      Subtotal                          $   562,650    $   434,645    $   197,937    $   203,875    $   209,991    $   216,291

   Laundry Income                       $     5,480    $     5,480    $     5,535    $     5,701    $     5,872    $     6,048
   Garage Revenue                       $     4,795    $     4,795    $     4,843    $     4,988    $     5,138    $     5,292
   Other Misc. Revenue                  $    65,075    $    65,075    $    65,726    $    67,698    $    69,728    $    71,820
                                        --------------------------------------------------------------------------------------
      Subtotal Other Income             $    75,350    $    75,350    $    76,104    $    78,387    $    80,738    $    83,160
                                        --------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $   601,460    $   729,465    $   977,815    $ 1,007,149    $ 1,037,363    $ 1,068,484

OPERATING EXPENSES:
   Taxes                                $    26,030    $    26,811    $    27,615    $    28,444    $    29,297    $    30,176
   Insurance                            $    18,495    $    19,050    $    19,621    $    20,210    $    20,816    $    21,441
   Utilities                            $   109,600    $   112,888    $   116,275    $   119,763    $   123,356    $   127,056
   Repair & Maintenance                 $    30,140    $    31,044    $    31,976    $    32,935    $    33,923    $    34,941
   Cleaning                             $    10,275    $    10,583    $    10,901    $    11,228    $    11,565    $    11,912
   Landscaping                          $    17,125    $    17,639    $    18,168    $    18,713    $    19,274    $    19,853
   Security                             $         0    $         0    $         0    $         0    $         0    $         0
   Marketing & Leasing                  $    45,210    $    46,566    $    47,963    $    49,402    $    50,884    $    52,411
   General Administrative               $   116,450    $   119,944    $   123,542    $   127,248    $   131,066    $   134,997
   Management                           $    30,073    $    36,473    $    48,891    $    50,357    $    51,868    $    53,424
   Miscellaneous                        $     2,740    $     2,822    $     2,907    $     2,994    $     3,084    $     3,176
                                        --------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $   406,138    $   423,820    $   447,858    $   461,294    $   475,133    $   489,387

   Reserves                             $    27,400    $    28,222    $    29,069    $    29,941    $    30,839    $    31,764
                                        --------------------------------------------------------------------------------------
NET OPERATING INCOME                    $   167,922    $   277,423    $   500,888    $   515,914    $   531,392    $   547,334

   Operating Expense Ratio (% of EGI)          67.5%          58.1%          45.8%          45.8%          45.8%          45.8%
   Operating Expense Per Unit           $     2,965    $     3,094    $     3,269    $     3,367    $     3,468    $     3,572

                                                             VILLAGE EAST
-----------------------------------------------------------------------------------------------------------
          YEAR                           APR-2010       APR-2011      APR-2012      APR-2013      APR-2014
        FISCAL YEAR                         7              8              9            10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $ 1,237,663    $1,274,793    $1,313,037    $1,352,428    $1,393,001

   Vacancy                              $   160,896    $  165,723    $  170,695    $  175,816    $  181,090
   Credit Loss                          $    61,883    $   63,740    $   65,652    $   67,621    $   69,650
   Concessions                          $         0    $        0    $        0    $        0    $        0
                                        -------------------------------------------------------------------
      Subtotal                          $   222,779    $  229,463    $  236,347    $  243,437    $  250,740

   Laundry Income                       $     6,229    $    6,416    $    6,609    $    6,807    $    7,011
   Garage Revenue                       $     5,451    $    5,614    $    5,783    $    5,956    $    6,135
   Other Misc. Revenue                  $    73,975    $   76,194    $   78,480    $   80,834    $   83,259
                                        -------------------------------------------------------------------
      Subtotal Other Income             $    85,655    $   88,225    $   90,872    $   93,598    $   96,406
                                        -------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $ 1,100,539    $1,133,555    $1,167,562    $1,202,589    $1,238,666

OPERATING EXPENSES:
   Taxes                                $    31,081    $   32,014    $   32,974    $   33,963    $   34,982
   Insurance                            $    22,084    $   22,747    $   23,429    $   24,132    $   24,856
   Utilities                            $   130,868    $  134,794    $  138,838    $  143,003    $  147,293
   Repair & Maintenance                 $    35,989    $   37,068    $   38,180    $   39,326    $   40,506
   Cleaning                             $    12,269    $   12,637    $   13,016    $   13,407    $   13,809
   Landscaping                          $    20,448    $   21,062    $   21,693    $   22,344    $   23,015
   Security                             $         0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $    53,983    $   55,603    $   57,271    $   58,989    $   60,758
   General Administrative               $   139,047    $  143,219    $  147,515    $  151,941    $  156,499
   Management                           $    55,027    $   56,678    $   58,378    $   60,129    $   61,933
   Miscellaneous                        $     3,272    $    3,370    $    3,471    $    3,575    $    3,682
                                        -------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $   504,068    $  519,190    $  534,766    $  550,809    $  567,333

   Reserves                             $    32,717    $   33,699    $   34,710    $   35,751    $   36,823
                                        -------------------------------------------------------------------
NET OPERATING INCOME                    $   563,754    $  580,666    $  598,086    $  616,029    $  634,510

   Operating Expense Ratio (% of EGI)          45.8%         45.8%         45.8%         45.8%         45.8%
   Operating Expense Per Unit           $     3,679    $    3,790    $    3,903    $    4,021    $    4,141

                                                                                          "DCF" VALUE ANALYSIS
                                                                                           --------------------
                                                                Gross Residual Sale Price  $6,345,097  Deferred
                                                                                                        Maintenance       $        0
Estimated Stabilized NOI  $516,262  Sales Expense Rate   2.00%   Less: Sales Expense       $  126,902  Add: Excess Land   $        0
                                                                                           ----------
Months to Stabilized            24  Discount Rate       12.50%  Net Residual Sale Price    $6,218,195  Other Adjustments  $        0
                                                                                                                          ----------
Stabilized Occupancy          87.0% Terminal Cap Rate   10.00%  PV of Reversion            $1,914,869  Value Indicated By
                                                                                                          "DCF"           $4,566,157
                                                                Add: NPV of NOI            $2,651,288  Rounded            $4,600,000
                                                                                           ----------
                                                                PV Total                   $4,566,157

                                  "DCF" VALUE SENSITIVITY TABLE
-------------------------------------------------------------------------------------
                                        DISCOUNT RATE
TOTAL VALUE        ------------------------------------------------------------------
                             12.00%      12.25%      12.50%      12.75%      13.00%
-------------------------------------------------------------------------------------
                    9.50%  $4,827,735  $4,746,459  $4,666,940  $4,589,132  $4,512,995
                   ------------------------------------------------------------------
                    9.75%  $4,773,698  $4,693,613  $4,615,256  $4,538,584  $4,463,554
                   ------------------------------------------------------------------
TERMINAL CAP RATE  10.00%  $4,722,362  $4,643,410  $4,566,157  $4,490,562  $4,416,584
                   ------------------------------------------------------------------
                   10.25%  $4,673,531  $4,595,655  $4,519,453  $4,444,884  $4,371,906
                   10.50%  $4,627,024  $4,550,174  $4,474,973  $4,401,380  $4,329,355

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 63% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $219,000 as shown in the following table.

    DESCRIPTION                      YEAR 1     YEAR 2
-------------------------------------------------------
"As Is" Net Operating Income        $167,922   $277,423
Stabilized Net Operating Income     $355,396   $343,292
                                    -------------------
Difference                          $187,474   $ 65,869

PV of Income Loss During Lease-Up   $218,688
-------------------------------------------------------
                Rounded             $219,000
                                    --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $284,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                                   VILLAGE EAST
                                                   ------------
                                                      TOTAL      PER SQ. FT.   PER UNIT   %OF EGI
-------------------------------------------------------------------------------------------------
REVENUE

    Base Rent                                       $1,088,760   $     10.56   $  7,947

    Less: Vacancy & Collection Loss        18.00%   $  195,977   $      1.90   $  1,430

    Plus: Other Income
       Laundry Income                               $    5,480   $      0.05   $     40    0.57%
       Garage Revenue                               $    4,795   $      0.05   $     35    0.50%
       Other Misc. Revenue                          $   65,075   $      0.63   $    475    6.72%
                                                    --------------------------------------------
           Subtotal Other Income                    $   75,350   $      0.73   $    550    7.78%

EFFECTIVE GROSS INCOME                              $  968,133   $      9.39   $  7,067

OPERATING EXPENSES:

    Taxes                                           $   26,030   $      0.25   $    190    2.69%
    Insurance                                       $   18,495   $      0.18   $    135    1.91%
    Utilities                                       $  109,600   $      1.06   $    800   11.32%
    Repair & Maintenance                            $   30,140   $      0.29   $    220    3.11%
    Cleaning                                        $   10,275   $      0.10   $     75    1.06%
    Landscaping                                     $   17,125   $      0.17   $    125    1.77%
    Security                                        $        0   $      0.00   $      0    0.00%
    Marketing & Leasing                             $   45,210   $      0.44   $    330    4.67%
    General Administrative                          $  116,450   $      1.13   $    850   12.03%
    Management                             5.00%    $   48,407   $      0.47   $    353    5.00%
    Miscellaneous                                   $    2,740   $      0.03   $     20    0.28%

TOTAL OPERATING EXPENSES                            $  424,472   $      4.12   $  3,098   43.84%

    Reserves                                        $   27,400   $      0.27   $    200    2.83%
                                                    --------------------------------------------
NET OPERATING INCOME                                $  516,262   $      5.01   $  3,768   53.33%
------------------------------------------------------------------------------------------------

    "GOING IN" CAPITALIZATION RATE                        9.50%

    VALUE INDICATION                                $5,434,332   $     52.71   $ 39,667

    LESS: LEASE-UP COST                            ($  219,000)
    PV OF CONCESSIONS                              ($  284,000)

    "AS IS" VALUE INDICATION

       (DIRECT CAPITALIZATION APPROACH)             $4,931,332

                        ROUNDED                     $4,900,000   $47.53        $ 35,766

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

    DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
------------------------------------------------------
CAP RATE       VALUE      ROUNDED     $/UNIT     $/SF
------------------------------------------------------
 8.75%      $5,397,132   $5,400,000   $39,416   $52.38
 9.00%      $5,233,239   $5,200,000   $37,956   $50.44
 9.25%      $5,078,206   $5,100,000   $37,226   $49.47
 9.50%      $4,931,332   $4,900,000   $35,766   $47.53
 9.75%      $4,791,990   $4,800,000   $35,036   $46.56
10.00%      $4,659,615   $4,700,000   $34,307   $45.59
10.25%      $4,533,698   $4,500,000   $32,847   $43.65

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis     $4,600,000
Direct Capitalization Method      $4,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                 Not Utilized
Sales Comparison Approach      $5,400,000
Income Approach                $4,800,000
Reconciled Value               $5,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 15, 2003 the market value of the fee simple estate in the property is:

                                   $5,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                    EXHIBIT A

                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]             [EXTERIOR - LANDSCAPE PICTURE]

[EXTERIOR - PLAYGROUND PICTURE]           [INTERIOR - APARTMENT UNIT PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]       [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                               SUBJECT PHOTOGRAPHS

[INTERIOR - APARTMENT UNIT PICTURE]         [INTERIOR - APARTMENT UNIT PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]        [EXTERIOR - APARTMENT BUILDING
                                                          PICTURE]

[EXTERIOR - PARKING LOT PICTURE]              [EXTERIOR - POOL AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES

                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1                       COMPARABLE I-2                 COMPARABLE I-3
    CHEYENNE CREEK                        PARK MEADOWS                    CEDAR CREST
115 West Cheyenne Road              970 Mount Werner Circle             2010 Carmel Drive
Colorado Springs, Colorado          Colorado Springs, Colorado      Colorado Springs, Colorado
      [PICTURE]                           [PICTURE]                          [PICTURE]

    COMPARABLE I-4                      COMPARABLE I-5
     COLONY HILLS                     WINDTREE APARTMENTS
   3950 Patrick Drive                  2530 Paragon Drive
Colorado Springs, Colorado          Colorado Springs, Colorado
        [PICTURE]                          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

--------------------------------------------------------------------------------

SUMMARY OF COMPARABLE RENTAL PROPERTIES


                                                                                   COMPARABLE
DESCRIPTION                          SUBJECT                                       R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Village East                                  Dove Tree
  Management Company                 AIMCO                                         Sevo Miller
------------------------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                            781 Hathaway Drive                            255 Lionstone Drive
  City, State                        Unincorporated area of El Paso                Colorado Springs, Colorado
                                      County, Colorado
  County                             El Paso County                                El Paso County
  Proximity to Subject                                                             Approx. 2 miles west of subject
------------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)             103,095
  Year Built                         1973                                          1980
  Effective Age                      23                                            20
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Garage, Open Covered                          Open
------------------------------------------------------------------------------------------------------------------------------------
  Number of Units                    137                                           N/A
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                             Type           Unit  Qty.  Mo.                Type    Unit  Qty.  Mo.
                                     1 1Bd/1Ba         610    40   $526            1 1Bd/1Ba  540         $525
                                     2 2Bd/1Ba         810    72   $639            1 1Bd/1Ba  720         $600
                                     3 2Bd/1.5Ba Loft  815    25   $732            3 2Bd/2Ba  970         $720
------------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)             753
  Unit Breakdown:                      Efficiency       2-Bedroom                    Efficiency     2-Bedroom
                                       1-Bedroom        3-Bedroom                    1-Bedroom      3-Bedroom
CONDITION:                           Average                                       Good
APPEAL:                              Average                                       Good
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                        Attach. Garage       Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                        Balcony                                    X  Balcony
                                        Fireplace                                  X  Fireplace
                                        Cable TV Ready                             X  Cable TV Ready
                                     -----------------------------------------------------------------------------------------------
  Project Amenities                  X  Swimming Pool                              X  Swimming Pool
                                        Spa/Jacuzzi          Car Wash              X  Spa/Jacuzzi          Car Wash
                                        Basketball Court     BBQ Equipment            Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room             Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall             Sand Volley Ball     Meeting Hall
                                        Tennis Court         Secured Parking          Tennis Court         Secured Parking
                                     -----------------------------------------------------------------------------------------------
                                        Racquet Ball      X  Laundry Room             Racquet Ball      X  Laundry Room
                                        Jogging Track        Business Office          Jogging Track        Business Office
                                        Gym Room                                   X  Gym Room
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                           63%                                           88%
LEASING DATA:
  Available Leasing Terms            6-12 month lease                              6-12 month leases
  Concessions                        1 month free                                  $1 move-in, $100 off each month
  Pet Deposit                        $250                                          $400 for dog and $10/month pet rent
  Utilities Paid by Tenant:          X  Electric  X  Natural Gas                   X  Electric  X  Natural Gas
                                     -----------------------------------------------------------------------------------------------
                                     X  Water     X  Trash                            Water        Trash
  Confirmation                       Property manager                              Leasing Agent
  Telephone Number                                                                 719-574-1672
NOTES:
------------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:                                                           Similar
------------------------------------------------------------------------------------------------------------------------------------


DESCRIPTION                          COMPARABLE                                    COMPARABLE
                                     R - 2                                         R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Pine Creek Village                            Western Hills
  Management Company
------------------------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                            720 Chapman Drive                             810 Western Drive
  City, State                        Colorado Springs, Colorado                    Colorado Springs, Colorado
  County                             El Paso County                                El Paso County
  Proximity to Subject               Approx. 3 miles southwest of subject          Adjacent to the east subject
------------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)
  Year Built                         1973                                          1975
  Effective Age                      25                                            25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Garage, Open                                  Open
------------------------------------------------------------------------------------------------------------------------------------
  Number of Units                    312
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                            Type     Unit  Qty.  Mo.                       Type    Unit  Qty.  Mo.
                                     1 1Bd/1Ba  762         $540                   1 1Bd/1Ba  668         $699
                                     3 2Bd/2Ba  960         $690                   2 2Bd/1Ba  833         $769
                                                                                   3 2Bd/2Ba  916         $799
------------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency     2-Bedroom                      Efficiency    2-Bedroom
                                       1-Bedroom      3-Bedroom                      1-Bedroom     3-Bedroom
CONDITION:                           Good
APPEAL:                              Good
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                        Attach. Garage       Vaulted Ceiling          Attach. Garage    X  Vaulted Ceiling
                                     X  Balcony                                    X  Balcony
                                        Fireplace                                  X  Fireplace
                                     X  Cable TV Ready                             X  Cable TV Ready
                                     -----------------------------------------------------------------------------------------------
  Project Amenities                  X  Swimming Pool                              X  Swimming Pool
                                        Spa/Jacuzzi          Car Wash              X  Spa/Jacuzzi          Car Wash
                                        Basketball Court     BBQ Equipment            Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room             Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall             Sand Volley Ball     Meeting Hall
                                        Tennis Court         Secured Parking       X  Tennis Court         Secured Parking
                                     -----------------------------------------------------------------------------------------------
                                        Racquet Ball      X  Laundry Room             Racquet Ball      X  Laundry Room
                                        Jogging Track        Business Office          Jogging Track        Business Office
                                        Gym Room                                   X  Gym Room
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                              80%                                        85%
LEASING DATA:
  Available Leasing Terms               6-12 month leases                          6-12 month leases
  Concessions                           $150 off each month, $99 security deposit  1-2 months free
  Pet Deposit                                                                      $300 w/ $20 per month
  Utilities Paid by Tenant:          X  Electric  X  Natural Gas                   X  Electric  X  Natural Gas
                                     X  Water     X  Trash                         X  Water     X  Trash
  Confirmation                       Leasing Agent                                 Leasing Agent
  Telephone Number                   719-597-3239                                  719-570-7757
NOTES:                                                                             W/D in unit
------------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:             Similar                                       Similar
------------------------------------------------------------------------------------------------------------------------------------


DESCRIPTION                          COMPARABLE                                    COMPARABLE
                                     R - 4                                         R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Courtyard Estates                             Greentree Village
  Management Company                                                               Griffis/Blessing, Inc.
------------------------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                            4370 East Pikes Peak Avenue                   3562 North Carefree Circle
  City, State                        Colorado Springs, Colorado                    Colorado Springs, Colorado
  County                             El Paso County                                El Paso County
  Proximity to Subject               Approx. 2 miles west of subject               Approx. 5 miles northwest of subject
------------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)
  Year Built                         1975                                          1985
  Effective Age                      25                                            15
  Building Structure Type
  Parking Type (Gr., Cov., etc.)     Open                                          Garages, open covered, open
------------------------------------------------------------------------------------------------------------------------------------
  Number of Units                    176                                           214
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                             Type    Unit  Qty.  Mo.                       Type    Unit  Qty.  Mo.
                                     1 1Bd/1Ba  500         $480                   2 2Bd/1Ba  918         $760
                                     2 2Bd/1Ba  750         $605                   2 2Bd/1Ba  863         $690
                                     2 2Bd/1Ba  899         $745
  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency    2-Bedroom                       Efficiency     2-Bedroom
                                       1-Bedroom     3-Bedroom                       1-Bedroom      3-Bedroom
CONDITION:                           Good                                          Good
APPEAL:                              Good                                          Good
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                        Attach. Garage      Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                        Balcony                                    X  Balcony
                                        Fireplace                                  X  Fireplace
                                     X  Cable TV Ready                                Cable TV Ready
                                     -----------------------------------------------------------------------------------------------
  Project Amenities                  X  Swimming Pool                              X  Swimming Pool
                                     X  Spa/Jacuzzi          Car Wash              X  Spa/Jacuzzi          Car Wash
                                        Basketball Court     BBQ Equipment            Basketball Court  X  BBQ Equipment
                                        Volleyball Court     Theater Room             Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall             Sand Volley Ball     Meeting Hall
                                        Tennis Court         Secured Parking          Tennis Court         Secured Parking
                                     -----------------------------------------------------------------------------------------------
                                        Racquet Ball      X  Laundry Room             Racquet Ball      X  Laundry Room
                                        Jogging Track        Business Office          Jogging Track        Business Office
                                        Gym Room                                   X  Gym Room
------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                           88%                                           94%
LEASING DATA:
  Available Leasing Terms            6-12 month leases                             6-12 Month leases
  Concessions                        $1 deposit, 1 month free,                     $120-200 off each month on select units
                                       $25-50 off each mo.
  Pet Deposit                        none                                          $150
  Utilities Paid by Tenant:          X  Electric  X  Natural Gas                   X  Electric  X  Natural Gas
                                        Water        Trash                         X  Water     X  Trash
  Confirmation                       Leasing Agent                                 Leasing agent
  Telephone Number                   719-597-4949                                  719-597-3554
NOTES:
------------------------------------------------------------------------------------------------------------------------------------
  COMPARISON TO SUBJECT:             Slightly Inferior                             Slightly Superior
------------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1                      COMPARABLE R-2                  COMPARABLE R-3
       DOVE TREE                       PINE CREEK VILLAGE                 WESTERN HILLS
   255 Lionstone Drive                  720 Chapman Drive               810 Western Drive
Colorado Springs, Colorado           Colorado Springs, Colorado      Colorado Springs, Colorado
    [PICTURE]                              [PICTURE]                        [PICTURE]

     COMPARABLE R-4                       COMPARABLE R-5
    COURTYARD ESTATES                    GREENTREE VILLAGE
4370 East Pikes Peak Avenue          3562 North Carefree Circle
Colorado Springs, Colorado           Colorado Springs, Colorado
        [PICTURE]                          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                                 CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                             /s/ Douglas Needham
                                   --------------------------------------------
                                             Douglas Needham, MAI
                                       Managing Principal, Real Estate Group
                                   Colorado State Certified General Real Estate
                                            Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                                DOUGLAS A. NEEDHAM, MAI

                       MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation              Mr. Needham has appraised all types of major commercial
                       real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION              Texas A&M University
                       Bachelor of Business Administration - Finance

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser,
                       #30943
                       State of California, Certified General Real Estate
                       Appraiser,

                       #AG025443

                       State of Colorado, Certified General Appraiser,
                       #CG40017035

                       State of Oregon, Certified General Appraiser,
                       #C000686

                       State of Washington, Certified General Real Estate Appraiser,
                       #1101111

PROFESSIONAL
AFFILIATIONS           Appraisal Institute, MAI Designated Member

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

VALUATION AND          Appraisal Institute
SPECIAL COURSES        Advanced Income Capitalization
                       Appraisal Principles
                       Appraisal Procedures
                       Basic Income Capitalization
                       Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE EAST, UNINCORPORATED AREA OF EL PASO COUNTY, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.